Exhibit 10.46

Deed of Mutual Termination and Release

Parties

Australian Renewable Energy Agency (ARENA)

ABN 35 931 927 899

Vast Solar Pty. Ltd. (Recipient)

ABN 37 136 258 574

By this deed dated: 16-08-2023 | 3:25:09 PM AEST

Parties	Australian Renewable Energy Agency ABN 35 931 927 899 a body corporate established under the Australian Renewable Energy Agency Act 2011 (Cth), and having its place of business at [***]

(ARENA)

Vast Solar Pty. Ltd. ABN 37 136 258 574, having its registered office at [***]
(Recipient)

Introduction

A	ARENA and the Recipient are parties to the Funding Agreement.

B	The Recipient has requested termination of the Funding Agreement in its entirety.

C	On and from the Effective Date, ARENA and the Recipient agree to mutually terminate the Funding Agreement on the terms set out in this Deed.

It is agreed:

1.	Definitions and Interpretation

1.1	In this Deed:

Claim means any allegation, debt, cause of action, liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent whether at law, in equity, under statute or otherwise and which any party has or may have against another party;

Deed means this document or any schedule or annexure to it;

Effective Date means the date this Deed is executed by the last party to do so;

Funding Agreement means the agreement entered into on 14 July 2014 between ARENA and the Recipient with the contract number A00574 as varied on 6 March 2015, 29 July 2015, 18 July 2018, 25 June 2019, 20 September 2019, 21 January 2020, 8 September 2020 and 6 August 2021 and as novated on 16 July 2018;

Law means any applicable statute, regulation, by-law, ordinance or subordinate legislation in force from time to time in Australia, whether made by a State, Territory, the Commonwealth, or a local government;

Personnel means any employee, officer, agent, or professional adviser of that party, including any Subcontractor;

Project means the project as described in Schedule 2 of the Funding Agreement; and

Subcontractor means any entity to which the Recipient has contracted or subcontracted the performance of any of its obligations under this Agreement, whether that contract or subcontract was entered into by the Recipient during the period of the Funding Agreement or otherwise.

1.2	Terms used in this Deed which are defined in the Funding Agreement have the same meaning unless the context requires otherwise.

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1.3	In this Deed unless the context otherwise requires:

(a)	a reference to the singular includes the plural and vice versa;

(b)	a reference to a given gender includes all other genders;

(c)	other parts of speech and grammatical forms of a word or phrase defined in this Deed have a corresponding meaning;

(d)	terms used in this Deed which are defined in the Funding Agreement have the same meaning;

(e)	use of the word including and similar expressions are not, nor are they to be interpreted as, words of limitation;

(f)	headings are for ease of reference only and so not affect the interpretation of this Deed;

(g)	a reference to a person includes a natural person, a company or other entities recognised by law;

(h)	a reference to any agreement or document is to that agreement or document (and, where applicable, any of its provisions) as amended, novated, supplemented or replaced from time to time;

(i)	a reference to writing includes any mode of reproducing words, figures or symbols in tangible and permanently visible form and includes fax transmission;

(j)	all references to parties are to the parties to this Deed;

(k)	a reference to a party includes the party’s executors, administrators, successors and permitted assigns; and

(l)	where any obligation is imposed on, or any benefit enures for, two or more persons, the obligation binds or enures for the benefit of (as the case may be) those persons jointly and each of them severally.

2.	Termination and release of Funding Agreement

2.1	Termination of Funding Agreement

Subject to the terms of this Deed, ARENA and the Recipient agree to terminate the Funding Agreement with effect on and from the Effective Date.

2.2	Obligations following termination

The Recipient will, no later than 30 Business Days following the Effective Date:

(a)	provide financial reports for the Project in accordance with item 1 (Acquittals statement) and item 2 (Audited financial statement) of Schedule 1 of this Deed; and

(b)	provide a final report for the Project in accordance with item 3 (Final report) of Schedule 1 of this Deed.

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3.	Release

3.1	Subject to the terms of this Deed (including, for the avoidance of doubt, clause 5.1), the parties agree that:

(a)	the Funding Agreement will have no further force or effect on and from the Effective Date;

(b)	each party will not have any further obligations or liabilities under, arising out of, or in connection with, the Funding Agreement to the other party;

(c)	each party unconditionally and irrevocably releases the other party from all obligations and Claims arising out of, or in connection with, the Funding Agreement; and

(d)	ARENA is not obliged to providing any funding to the Recipient in relation to the Funding Agreement.

4.	Indemnity

4.1	The Recipient will at all times indemnify, hold harmless and defend ARENA, its Personnel and its staff made available under section 62 of the Australian Renewable Energy Agency Act 2011 (Cth) (referred to in this clause as “those indemnified”) from and against any loss, damage, cost, expense or liability in relation to any loss, liability and expense in relation to any claim by any person arising out of, or as a consequence of:

(a)	the conduct of the Recipient in relation to the Project; or

(b)	the termination of the Funding Agreement; or

(c)	any gross negligence in relation to the Project on the part of the Recipient or its Personnel, or any wrongful or unlawful act or omission on the part of the Recipient or its Personnel in relation to the Project.

5.	Survival

5.1	Certain clauses of Funding Agreement to survive

Notwithstanding any other term of this Deed, the following clauses of the Funding Agreement survive the termination of the Funding Agreement pursuant to this Deed:

(a)	Clause 4.2 (Warranties);

(b)	Clause 10 (GST and PAYG);

(c)	Clause 15 (Assets);

(d)	Clause 16 (Intellectual Property Rights);

(e)	Clause 17 (Indemnity);

(f)	Clause 18 (Insurance);

(g)	Clause 19 (Acknowledgement, publicity and knowledge sharing);

(h)	Clause 20 (Confidentiality);

(i)	Clause 21 (Protection of Personal Information);

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(j)	Clause 22 (Freedom of Information);

(k)	Clause 23 (Conflict of interest);

(l)	Clause 30 (Dispute Resolution);

(m)	Clause 34 (Notices and other communications);

(n)	Clause 35 (Miscellaneous);

(o)	Clause 24 (Books and Records);

(p)	Clause 25 (Audit and access); and

(q)	Clause 32.4 (ARENA rights).

6.	Miscellaneous

6.1	(Confidentiality): Subject to Law, the parties must treat the contents of this Deed as confidential.

6.2	(Public comment): Except if required by Law or a regulatory body (including a relevant stock exchange), a Recipient must not make any public comment (written or verbal) in connection with this Deed or the Funding Agreement without obtaining ARENA’s prior written consent (which must not be unreasonably withheld). The Recipient must ensure that its related entities comply with the terms of this clause 6.2.

6.3	(Whole agreement): This Deed and the documents referred to in it contain the whole agreement between the parties relating to the transactions contemplated by this Deed and supersede all previous agreements or understanding between the parties relating to these transactions.

6.4	(No reliance on other matters): Each party acknowledges that in agreeing to enter into this Deed it has not relied on any representation, warranty or other assurance except those set out in this Deed.

6.5	(Amendment): This Deed may only be varied by the written agreement of the parties.

6.6	(Assignment): This Deed may not be assigned by a party without the previous written consent of the other parties.

6.7	(Severability): Any provision of this Deed which is unenforceable, illegal or void in any jurisdiction will be ineffective in that jurisdiction to that extent, without invalidating or affecting the remaining provisions of this Deed or the validity of that provision in any other jurisdiction.

6.8	(Costs and Expenses): Each party must pay its own costs and outlays connected with the negotiation, preparation and execution of this Deed.

6.9	(Counterparts): This Deed may be executed in a number of counterparts and if so executed, the counterparts taken together constitute one deed.

6.10	(Further assurance): Each party must promptly execute all documents and do all things that another party from time-to-time reasonably requests to effect, perfect or complete this Deed and all transactions incidental to it.

6.11	(Governing law and jurisdiction):

(a)	The law of New South Wales governs this Deed.

(b)	The parties submit to the non-exclusive jurisdiction of the courts of New South Wales and of the Commonwealth of Australia.

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Schedule 1 – Reports

Item 1: Acquittals statement

The acquittals statement must be certified by the Recipient’s Chief Financial Officer (or such other person approved by ARENA).

The acquittal statement must certify that:

(a)	all ARENA Funding, Recipient Contributions and Other Contributions were spent for the purpose of the Project in accordance with the Funding Agreement and that the Recipient has complied with the Funding Agreement; and

(b)	salaries and allowances paid to persons involved in the Project are in accordance with any applicable award or agreement in force under any relevant law on industrial or workplace relations.

Item 2: Audited financial statement

The audited financial statement must be prepared by an Approved Auditor in accordance with Accounting Standards in respect of the ARENA Funding, Recipient Contributions and Other Contributions.

The audited financial statement must include definitive statements that:

(c)	the financial information for the Project represents the financial transactions fairly and is based on proper accounts and records;

(d)	if the Recipient is a company, a separate declaration from the Recipient’s directors that the Recipient is solvent, a going concern and able to pay its debts as and when they fall due; and

(e)	detail any ARENA Funding returned to ARENA by the Recipient and the reasons for such refund.

For the purposes of this item, Approved Auditor means a person who is:

(a)	registered as a company auditor under the Corporations Act 2001 (Cth) or an appropriately qualified member of the Chartered Accountants Australia and New Zealand, CPA Australia or the Institute of Public Accountants;

(b)	not a principal, member, shareholder, officer, agent, subcontractor or employee of the Recipient, a Project Participant or a Related Body Corporate of the Recipient or a Project Participant; and

(c)	not the Recipient’s accountant.

Item 3: Final report

The final report must include:

(a)	a description and analysis of the progress of the Project, including:

(i)	evidence that the Project has been undertaken, including the extent to which any Milestones were achieved;

(ii)	details of the extent to which the Project achieved the Outcomes;

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(iii)	lessons learnt from the Project (both negative and positive);

(iv)	any highlights, breakthroughs or difficulties encountered; and

(v)	conclusions or recommendations (if any) arising from the Project;

(b)	a description of the Knowledge Sharing Deliverables completed as at the date of the report;

(c)	statistics for the number of direct jobs (including any permanent roles, contractors, subcontractors and consultants) created during any construction and operation phases of the Project; and

(d)	analysis of the effectiveness of each of the Knowledge Sharing Deliverables that were completed.

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Executed as a deed:

Signed, sealed and delivered for and on behalf of the Australian Renewable Energy Agency (ABN 35 931 927 899) by its duly authorised representative in the presence of:

/s/ Elain Blackall	/s/ Alicia Barnes
Signature of witness	Signature of authorised representative

Elaine Blackall	Alicia Barnes
Name of witness (print)	Name of authorised representative (print)

GM – Project Delivery
Position of authorised representative (print)

Executed by Vast Solar Pty. Ltd. (ABN 37 136 258 574) in accordance with section 127(1)of the Corporations Act 2001 (Cth)

/s/ Colin Sussman	/s/ Craig Wood
Signature of director	Signature of director

Colin Sussman	Craig Wood
Name of director (Print)	Name of director (Print)